EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                                                        THREE              SIX
                                                                                                      MONTHS ENDED     MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,                   JUNE 30,         JUNE 30,
                                                 -------------------------------------------------
                                                     1993             1994            1995              1996             1996
                                                     ----             ----            ----              ----             ----

Income per share calculations:

Income before cumulative effect
     of a change in accounting principle          $     235,188    $     281,102   $  1,765,118     $      591,389  $   1,214,419

Cumulative effect of a change in
     accounting principle, net of taxes                      -                -               -                 -              -
                                                 --------------   --------------  --------------   ---------------   --------------

Net income                                        $     235,188    $     281,102   $  1,765,118     $      591,389   $   1,214,419
                                                 ==============   ==============  ==============   ===============   ===============

Weighted average number of common
  and common equivalent shares are as follows:
     Weighted average common
        shares outstanding                                                            3,183,839          8,662,304        8,660,418
     Shares issued from assumed
        exercise of options and
        warrants (1)                                                                    211,161            224,696          270,582
                                                 --------------   --------------  --------------   ---------------   ---------------
     Weighted average number
        of shares outstanding                         N/A              N/A            3,395,000          8,887,000        8,931,000
                                                 ==============   ==============  ==============   ===============   ===============

Income per common and common equivalent shares:

     Income before cumulative effect
          of a change in accounting principle                                      $       0.52     $        0.07    $         0.14

     Cumulative effect of a change in
          accounting principle, net of taxes                                                 -                  -               -
                                                 --------------   --------------  --------------   ---------------   ---------------

     Net income                                       N/A              N/A         $       0.52     $        0.07    $         0.14
                                                 ==============   ==============  ==============   ===============   ===============


- --------------------------------------------

(1) Shares issued from assumed exercise of options and warrants include the number of incremental shares which would result from applying the "treasury stock method" for options and warrants, APB 15, paragraph 38 and Staff Accouting Bulletin No. 83.




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